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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ----------------------

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):  April 2, 2001

                            DIRECTV BROADBAND, INC.
            (Exact name of registrant as specified in its charter)


           Delaware                       333-94271                        77-0467929
-------------------------------     ----------------------      ------------------------------
(State or other jurisdiction of    (Commission File Number)    (IRS Employer Identification No.)
        incorporation)

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                           10355 North DeAnza Blvd.
                          Cupertino, California 95014
              (Address of principal executive offices) (Zip Code)

                              -------------------

Registrant's telephone number, including area code:  (408) 863-6600

                            Telocity Delaware, Inc.
         (Former name or former address, if changed since last report)
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                   INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 1.  CHANGES IN CONTROL OF REGISTRANT

     On April 3, 2001, the registrant, formerly known as Telocity Delaware, Inc., a Delaware corporation (the "Company"), became a wholly owned subsidiary of Hughes Electronics Corporation, a Delaware corporation ("Hughes"), through the transactions described below in this Item 1 (collectively, the "Transaction"). In connection with the Transaction, the Company's name was changed to DIRECTV Broadband, Inc.

     THE TENDER OFFER. On February 1, 2001, a Tender Offer Statement on Schedule TO (as amended on February 9, 2001, February 14, 2001 and April 3, 2001, the "Schedule TO") was filed with the Securities and Exchange Commission by Hughes and DIRECTV Broadband, Inc., a Delaware corporation and a wholly owned subsidiary of Hughes ("Purchaser"). The Schedule TO related to the offer by Purchaser to purchase all outstanding shares of common stock of the Company, par value $.001 per share (the "Shares"), at a purchase price of $2.15 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 1, 2001 (as amended and supplemented, the "Offer to Purchase") and in the related Letter of Transmittal (which, together with the Offer to Purchase collectively constituted the "Offer").

     The Offer expired by its terms at 5:00 p.m., New York City time, on Monday, April 2, 2001. On April 3, 2001, Hughes announced that the Purchaser had accepted payment for approximately 77.8 million Shares which were validly tendered and not properly withdrawn pursuant to the Offer. Such Shares constituted approximately 94% of the outstanding Shares. An additional
1,369,239 Shares were tendered pursuant to notices of guaranteed delivery. Pursuant to the terms of the Offer, Purchaser will promptly pay for all Shares validly tendered in the Offer. Total cash consideration expected to be paid for such tendered Shares is approximately $177 million. Details with respect to the sources of this consideration are set forth in Item 7 of the Schedule TO, which is hereby incorporated by reference in this report. The Offer was made pursuant to an Agreement and Plan of Merger, dated as of December 21, 2000 (the "Merger Agreement"), among Hughes, the Company and the Purchaser.

     THE MERGER. On April 3, 2001, pursuant to the terms of the Merger Agreement, Purchaser was merged with and into the Company (the "Merger"). As a result of the Merger, the Company, as the surviving corporation in the Merger, became a wholly owned subsidiary of Hughes. Pursuant to the terms of the Merger, at the effective time, each Share issued and outstanding immediately prior to the effective time, other than Shares held in the treasury of the Company or Shares owned by Hughes, the Purchaser or any of their respective subsidiaries (the "Remaining Shares") was automatically converted into and exchanged for the right to receive the same $2.15 per Share in cash as paid in the Offer, subject to the rights of holders of Remaining Shares to seek appraisal of the fair market value thereof under Delaware law. Each share of common stock of Purchaser issued and outstanding immediately prior to the effective time was converted into one share of common stock of the Company. As a result of the Merger, the separate corporate existence of Purchaser was terminated. At the effective time, the name of the surviving corporation was changed to DIRECTV Broadband, Inc.

     Pursuant to Telocity's stock option plans, all outstanding Telocity options terminated as of the consummation of the Offer.

     As a result of the Offer and the Merger, Hughes now owns beneficially and of record 100% of the issued and outstanding common stock of the Company.
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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     1.1 - Agreement and Plan of Merger dated as of December 21, 2000 by and among Hughes Electronics Corporation, DIRECTV Broadband, Inc. and Telocity Delaware, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Telocity filed with the Commission on December 28, 2000)

    99.1 - Press release of Hughes Electronics Corporation dated April 3, 2001 announcing consummation of the offer and the merger (incorporated by reference to Amendment No. 3 to the Schedule 14d-9 of Telocity filed with the Commission on April 3, 2001)

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              DIRECTV Broadband, Inc.

                                  /s/ Scott Martin
Date:  April 4, 2001          By:______________________________________________
                                 Scott Martin
                                 Executive Vice President &
                                 Chief Administrative Officer